                                                                  EXHIBIT 10.14



                      MANAGEMENT AND AFFILIATION AGREEMENT


                                     BETWEEN

                         MENTAL HEALTH COOPERATIVE, INC.

                                       AND


                    TENNESSEE MENTAL HEALTH COOPERATIVE, INC.

                                      DATED

                                 APRIL 13, 1995

                                TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----

I.   TERM AND TERMINATION......................................................................  2
     1.1        Conditions Precedent and Term..................................................  2
                1.1.1       Conditions Precedent...............................................  2
                1.1.2       Term...............................................................  2
     1.2        Termination by Agreement.......................................................  3
     1.3        Termination for Cause..........................................................  3
     1.4        Adverse Effect Upon Tax-Exempt Status..........................................  4
     1.5        Termination Due to Legislative or Administrative Changes.......................  4
     1.6        Avoidance of Termination.......................................................  4
     1.7        Sale of TMHC Assets Upon Termination...........................................  5

II.  AFFILIATION; APPOINTMENT AND AUTHORITY OF MANAGER.........................................  5
     2.1        Affiliation with Manager.......................................................  5
     2.2        Contracts with Case Manager....................................................  5
     2.3        Authority of Manager...........................................................  6

III. OBLIGATIONS OF MANAGER....................................................................  6
     3.1        Capitalization of Provider Operations and Expansion............................  6
     3.2        Management and Administrative Services.........................................  6
                3.2.1       Financial Responsibilities.........................................  6
                3.2.2       Policies and Procedures............................................  7
                3.2.3       Management Information Systems.....................................  7
                3.2.4       Roll-Out Systems...................................................  7
                3.2.5       Personnel and Employment Matters...................................  7
                3.2.6       Authorization and Utilization Management...........................  8
                3.2.7       Quality Assurance..................................................  8
                3.2.8       Collaborative Care Enhancement.....................................  9
                3.2.9       Marketing..........................................................  9
                3.2.10      Contract Development...............................................  9
                3.2.11      Additional Services................................................  9
     3.3        Program Development............................................................ 10
     3.4        Provider Facilities............................................................ 10
     3.5        Insurance...................................................................... 10
                3.5.1       Manager Insurance.................................................. 10
                3.5.2       Other Policy Requirements.......................................... 11
     3.6        Indemnification................................................................ 11
     3.7        Provider Designee to Manager's Board of Directors.............................. 11
     3.8        Approval of Subsequent Amendments of Manager's Charter and Bylaws.............. 11

IV.  OBLIGATIONS OF PROVIDER................................................................... 11
     4.1        Execution and Delivery of Services Agreement................................... 11
                4.1.1       Case Management.................................................... 12




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

                4.1.2       Crisis Services for Children and Adolescents....................... 12
                4.1.3       Respite Care....................................................... 12
                4.1.4       Crisis Service..................................................... 12
                4.1.5       Clinical Operations................................................ 12
                4.1.6       Other Psychiatric Services......................................... 12
    4.2         Amendment of Provider Charter and Bylaws....................................... 13
                4.2.1       Provider's Board Positions......................................... 13
                4.2.2       Management Advisory Committee...................................... 13
                4.2.3       Approval of Subsequent Amendments of Charter and Bylaws............ 13
    4.3         Certifications, Licenses, Etc.................................................. 13
    4.4         Provider to be "Provider of Services".......................................... 13
    4.5         Program Facilities............................................................. 13
    4.6         Medical Records................................................................ 14
    4.7         Insurance...................................................................... 14
                4.7.1       Provider Insurance................................................. 14
                4.7.2       Other Policy Requirements.......................................... 14
                4.7.3       Risk Management Program............................................ 14
    4.8         Indemnification................................................................ 14
    4.9         Employment of Provider Personnel............................................... 15
                4.9.1       Employment Practices............................................... 15
                4.9.2       Supervision and Control............................................ 15
    4.10        Supervision of Case Management Programs........................................ 15

V.  MANAGEMENT FEE, EXPENSES, AND DISBURSEMENT OF FUNDS........................................ 16
    5.1         General Parameters for Financial Arrangements.................................. 16
                5.1.1       Case Management Activities......................................... 16
                5.1.2       Capital Investments................................................ 16
                5.1.3       Capitated, Case Rate, and Other Payments........................... 16
                5.1.4       State Grants....................................................... 17
                5.1.5       Subcapitated Payment............................................... 17
                5.1.6       Payment for Old Asset Depreciation................................. 17
                5.1.7       Management Fee..................................................... 17
                5.1.8       Payment for New Asset Depreciation................................. 18
                5.1.9       Retained Reserves.................................................. 18
                5.1.10      Return of Capital Investments...................................... 18
                5.1.11      Distribution of Remaining Retained Reserves........................ 18
                5.1.12      Example of Financial Distributions................................. 19
    5.2         The Model...................................................................... 19
                5.2.1       Projected Payments................................................. 20
    5.3         Actual Payments of Compensation................................................ 20
    5.4         Priority of Payments........................................................... 20
    5.5         Quarterly Review of Financial Arrangements..................................... 21
    5.6         Accumulation and Payment of Shortfalls......................................... 22
    5.7         Fair Market Value of Compensation.............................................. 22
    5.8         Receipt of Capitated Payments and Grants by Remittance Clearinghouse........... 22



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

VI.   REPRESENTATIONS AND WARRANTIES........................................................... 23
      6.1       Provider's Representations and Warranties...................................... 23
                6.1.1       Corporate Capacity................................................. 23
                6.1.2       Corporate Powers; Consents; Absence of Conflicts With Other
                            Agreements, Etc.................................................... 23
                6.1.3       Securities Representations......................................... 23
                6.1.4       Manager's Name..................................................... 26
      6.2       Manager's Representations and Warranties....................................... 26
                6.2.1       Corporate Capacity................................................. 26
                6.2.2       Corporate Powers; Consents; Absence of Conflicts With
                            Other Agreements, Etc.............................................. 26

VII.  STANDARDS OF SERVICES.................................................................... 27
      7.1        Ongoing Quality and Compliance Reviews........................................ 27
      7.2        Change in Laws or Regulations................................................. 27
      7.3        Notice from Governmental/Regulators Entities.................................. 28

VIII. INDEPENDENT CONTRACTOR................................................................... 28

IX.   COVENANT NOT TO COMPETE.................................................................. 28
      9.1       Noncompetition................................................................. 28
      9.2       Anti-Raiding................................................................... 29
      9.3       Severability of Non-Compete Covenants.......................................... 29

X.    CONFIDENTIALITY AGREEMENT................................................................ 29
      10.1      Confidentiality of Agreements.................................................. 29
      10.2      Confidential Information....................................................... 30
      10.3      Proprietary Information of Manager............................................. 30
                10.3.1      Acknowledgment of Proprietary Interest............................. 30
                10.3.2      Covenant Not to Divulge Trade Secrets.............................. 31
                10.3.3      Return of Materials at Termination................................. 31
                10.3.4      Application to Provider Representatives............................ 31

XI.   STOCK TRANSACTIONS....................................................................... 31
      11.1      Stock Warrant Agreement........................................................ 31
      11.2      Registration Rights............................................................ 32
      11.3      Provider's Covenants Regarding Stock Transactions.............................. 32

XII.  ARBITRATION.............................................................................. 33

XIII. MISCELLANEOUS............................................................................ 33
      13.1      Service of Notices............................................................. 33
      13.2      Binding Effect................................................................. 34
      13.3      Choice of Law.................................................................. 34
      13.4      Entire Agreement............................................................... 34
      13.5      Amendments..................................................................... 34




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

    13.6        Severability................................................................... 35
    13.7        Number and Gender.............................................................. 35
    13.8        Joint Negotiations............................................................. 35
    13.9        Headings....................................................................... 35
    13.10       Assignment..................................................................... 35
    13.11       Counterparts................................................................... 35
    13.12       Attorneys Fees................................................................. 35




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

EXHIBIT A  -  Manager's Home Office Personnel
EXHIBIT B  -  Form of Provider Services Agreement
EXHIBIT C  -  Materials Reviewed by Provider
EXHIBIT D  -  Definition of Accredited Investor
EXHIBIT E  -  Form of Stock Warrant Agreement
EXHIBIT F  -  Form of Registration Rights Agreement
EXHIBIT G  -  Financial Model for Management and Affiliation Agreement
EXHIBIT H  -  Information Regarding Capitated and Subcapitated Payments
EXHIBIT I  -  Permitted Investments
EXHIBIT J  -  Collaborative Care Model (Table of Contents only)
EXHIBIT K  -  Example of Financial Distributions


                      MANAGEMENT AND AFFILIATION AGREEMENT



            THIS MANAGEMENT AND AFFILIATION AGREEMENT (this "Agreement") is made as of the 13th day of April, 1995, by and between MENTAL HEALTH COOPERATIVE, INC., a Tennessee non-profit corporation ("Provider"), and TENNESSEE MENTAL HEALTH COOPERATIVE, INC., a Tennessee for-profit corporation ("Manager").


                                    RECITALS

            A. Provider is a Tennessee non-profit corporation that is exempt from federal income tax as an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "IRC").

            B. Provider is a qualified provider of case management and other psychiatric services.

            C. PMR Corporation a/k/a Psychiatric Management Resources, Inc. ("PMR") is a Delaware for-profit corporation in the business of developing and administering outpatient acute psychiatric case management programs.

            D. The State of Tennessee has created a statewide program, known as TennCare, to provide managed care health coverage to the State's Medicaid and uninsured population through contracts with a number of managed care organizations ("MCOs").

            E. The TennCare program legislation is to be amended to include the provision of certain covered services to patients that suffer from serious and persistent mental illness ("SPMI").

            F. PMR has expertise in developing and managing psychiatric case management programs for SPMI patients.

            G. PMR has created a wholly-owned, for-profit subsidiary (i.e., Manager), to contract with payers, including MCOs participating in the TennCare program, for the provision of case management and other covered psychiatric services to persons in the State of Tennessee covered by those payers.

            H. Manager desires to contract with qualified Tennessee case management companies to provide case management and other covered psychiatric services to the persons in the State of Tennessee covered by the payers and the TennCare program.

            I. Provider desires to affiliate with and avail itself of PMR's management services and Manager desires to provide such services to Provider as set forth in this Agreement.

            J. Provider and Manager have executed a Provider Services Agreement of even date herewith (the "Services Agreement") pursuant to which Provider has agreed to provide "Covered Services" to "Covered Persons" in accordance with "Payer Plan Agreements" as those terms are defined in the Services Agreement.

            K. Case Management, Inc. ("CMI") is a qualified provider of case management and other psychiatric services located in Memphis, Tennessee.

            L. Manager and CMI intend to execute a Management and Affiliation Agreement (the "CMI Management Agreement") that is substantially the same as this Agreement.

            M. Manager and CMI intend to execute a Provider Services Agreement (the "CMI Services Agreement") that is substantially the same as the Services Agreement executed by Provider.

            NOW, THEREFORE, Manager and Provider, intending to be legally bound hereby, agree as follows:

I.          TERM AND TERMINATION.

            1.1 Conditions Precedent and Term.

                1.1.1 Conditions Precedent. As conditions precedent to the effectiveness of this Agreement and the commencement of the Term hereof, (i) the relevant Tennessee statutes, regulations, and other legislation, including without limitation those relating to the TennCare program, shall be amended or otherwise appropriately modified, so that (a) the TennCare program includes coverage of SPMI patients and (b) the services to be provided to SPMI patients and adolescents by Manager and Provider pursuant to the contracts with the MCOs (i.e., Payer Plan Agreements) and by Provider pursuant to the Services Agreement shall be reimbursed in full by the TennCare program and/or other Tennessee programs, and (ii) Manager shall directly execute a Payer Plan Agreement with a MCO (i.e., a Payer) for the provision of such services upon the terms and conditions set forth in the Services Agreement. The satisfaction of these conditions precedent shall be evidenced by a written acknowledgement to that effect, which has been executed by Manager and Provider. The date on which the Manager and the Provider agree and acknowledge that the above-described conditions precedent have been satisfied and this Agreement is effective is referred to herein as the "Effective Date."

                1.1.2 Term. Provided that the conditions precedent set forth in subparagraph 1.1.1 above are satisfied, the term of this Agreement (the "Term") shall be six (6) years, commencing upon the Effective Date first mentioned above. Unless and until




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terminated in accordance with the terms of this Agreement set forth below, this
Agreement shall automatically renew for successive one (1) year periods thereafter. If either party intends not to renew this Agreement upon the expiration of the initial or any renewal Term, that party must give the other party at least sixty (60) days' written notice of such intent not to renew, in which case this Agreement shall terminate at the end of the then-expiring initial or renewal Term.

                1.2 Termination by Agreement. In the event Provider and Manager shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

                1.3 Termination for Cause. Either party shall have the right, but not the obligation, to terminate this Agreement at any time for cause by giving written notice to the other party of such intent to terminate the Agreement. Cause for termination includes, but is not limited to:

                    1.3.1 the material breach of any of the representations and warranties set forth in Article VI below;

                    1.3.2 the disciplining, loss of license, or loss of certification, accreditation, or qualification of Provider by any licensing, regulatory, or professional organization or agency with jurisdiction over Provider;

                    1.3.3 the failure of either party to maintain the required liability insurance coverage protection;

                    1.3.4 a finding by any licensing, regulatory, or professional organization that this Agreement violates any state or federal law;

                    1.3.5 any change in federal or state law that causes this Agreement to be in violation of any federal or state law or regulation and the parties fail to reach agreement regarding amendment of this Agreement so as to comply with such law or regulation in the manner set forth in Section 1.5 below;

                    1.3.6 the habitual neglect or continued failure of either party to perform its duties and obligations under the Agreement;

                    1.3.7 the initiation of bankruptcy, insolvency, dissolution, liquidation, or receivership proceedings by or against either party;

                    1.3.8 an admission by either party in writing that it is unable to pay its debts as they mature or the making by either party of a general assignment for the benefit of creditors;



                                      -3-
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                    1.3.9     the breach of any other material provision of this
                              Agreement by either party if after sixty (60) days' written notice setting forth the details of the breach and the intent to terminate is given by the terminating party and the breach is not cured by the breaching party during such time period, unless such breach cannot reasonably be cured within such sixty (60) day period and the breaching party has begun to cure such breach during such sixty 60) day period and diligently pursues such remedial action until such breach is cured;

                    1.3.10 the material breach of the Services Agreement described in Section 4.1 below, or the Stock Warrant Agreement or Registration Rights Agreement described in Article XI below; or

                    1.3.11 the termination of the Services Agreement for any reason.

            1.4 Adverse Effect Upon Tax-Exempt Status. In the event that (i) it is ever determined that any of the transactions contemplated by this Agreement shall have a material adverse effect upon the Provider's non-profit status under state law or Provider's tax-exempt status under IRC Section 501(c)(3), and (ii) an opinion letter stating such conclusion is delivered to the parties by legal counsel having recognized expertise in such matters, then both parties agree to negotiate in good faith to amend the Agreement to conform with the then-existing laws and regulations regarding such non-profit and tax-exempt status. If agreement cannot be reached with respect to such amendments within ninety (90) days of notice from Provider (including delivery of the above-referenced legal opinion) of such determination that the Agreement has an adverse effect upon Provider's non-profit or tax-exempt status (or such earlier time required by law), then this Agreement may be immediately terminated by Provider by written notice to Manager.

            1.5 Termination Due to Legislative or Administrative Changes. In the event that there shall be a change in the statutes, regulations, or instructions relating to the Tennessee Medicaid or TennCare programs, the adoption of any new legislation or regulations applicable to this Agreement, a change in any applicable third party payer reimbursement system (including, without limitation, those of the Payers and the Payer Plan Agreements described in the Services Agreement) or the initiation of an enforcement action with respect to legislation, regulations, or instructions applicable to this Agreement, any of which affects the continuing viability or legality of this Agreement or materially affects the compensation that Provider and Manager will receive under this Agreement, then both parties agree to negotiate in good faith to amend the Agreement to conform with the then-existing laws and regulations. If agreement cannot be reached with respect to such amendments within ninety (90) days of such change, adoption, or enforcement (or such earlier time as may be required by such legislation or regulations), this Agreement may be immediately terminated by either party by written notice to the other party.

            1.6 Avoidance of Termination. Within five (5) days of receipt of a notice issued pursuant to subparagraph 1.3.9 above, Provider and Manager shall meet and use their best efforts to negotiate a solution to the problem with respect to which such notice was sent.



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Such good faith negotiations shall particularly be required with reference to notices given pursuant to subparagraphs 1.4 and 1.5. Notwithstanding such meeting, the times for termination of the Agreement as set forth in this Article I shall remain in effect unless Manager and Provider agree otherwise.

            1.7 Sale of TMHC Assets Upon Termination. In the event that this Agreement is terminated by Provider for cause pursuant to Section 1.3 above, then Provider shall have the right, upon giving Manager the notice specified below, to (i) purchase Manager's fixed assets that were specifically utilized in the provision of services by Manager and/or Provider pursuant to this Agreement and the related Services Agreement, and (ii) receive an assignment of the contracts (i.e., Payer Plan Agreements) between Manager and Payers that relate to the case management services to be furnished by Provider pursuant to the Services Agreement; provided that such Payer Plan Agreements can then be assigned to Provider, and provided further that in the event such Payer Plan Agreement cannot be assigned to Provider without the Payer's consent, that Manager shall use its best efforts to procure the consent of such assignment from the appropriate Payer. For so long as the value of Manager's unrecouped capital investment relating to the assets to be transferred exceeds the fair market value of such assets, the purchase price shall equal the sum of the fair market value of such assets and the fair market value of the contracts to be assigned (in no case, however, shall the purchase price exceed the Manager's unrecouped capital investment). For so long as the value of Manager's unrecouped capital investment is less than the fair market value of the fixed assets to be assigned, then the purchase price shall equal the fair market value of such assets. Provider shall notify Manager in writing within thirty (30) days of such termination of this Agreement whether Provider desires to exercise its right to purchase such assets and receive an assignment of such agreements, and thereafter, Manager shall transfer such assets and assign such Payer Plan Agreements to Provider as reasonably soon as possible after payment by Provider of the consideration specified herein in cash or cash equivalents. In the event that Provider fails to provide such notice within the thirty (30) day period, then it shall be conclusively presumed that Provider does not desire to exercise such option and the option granted herein shall terminate. To the extent that under these conditions Provider desires to purchase Manager's assets and receive an assignment of Payer Plan Agreements that also relate to services performed by CMI, then Provider must obtain the prior written consent of CMI before Provider may purchase those assets or receive an assignment of those Payer Plan Agreements.

II.         AFFILIATION; APPOINTMENT AND AUTHORITY OF MANAGER.

            2.1 Affiliation with Manager. Except to the extent otherwise permitted by Section 9.1 below, Provider agrees to affiliate with Manager on an exclusive basis for the Term of this Agreement for the management and administration of Provider and the expansion of Provider's facilities, services, and programs.

            2.2 Contracts with Case Manager. Provider acknowledges and agrees that Manager shall be permitted to contract with and manage CMI (Case Management, Inc.) and other case management organizations that provide services and programs similar to those of Provider and CMI, so long as such organizations other than CMI have received the prior written approval of Provider. Provider, CMI, and the other case management organizations that have been approved by Provider and CMI and executed a similar management and affiliation agreement with Manager are referred to herein collectively as the "Case Managers" and individually as a "Case Manager."

            2.3 Authority of Manager. Provider appoints Manager as the sole and exclusive provider of management, administrative, and business services specifically described herein for Provider. Manager shall have the commensurate power and authority to provide such management, administrative, and business services for Provider. Pursuant to the terms and conditions of the Services Agreement, Manager shall be permitted to contract with the "Payers" for the provision of Covered Services by Provider to Covered Persons as those terms are defined in the Services Agreement.

III.        OBLIGATIONS OF MANAGER.

            3.1 Capitalization of Provider Operations and Expansion. Manager and Provider desire and intend to expand Provider's and CMI's services and case management programs into a number of markets and communities throughout the State of Tennessee in order to adequately service the TennCare Payer contracts. In connection with such expansion, Manager acknowledges and agrees that it shall assist Provider in expanding Provider's current facilities, services, and programs in Davidson County and in acquiring new facilities for Provider and developing new Provider services and programs (i.e., roll-out programs) in new Tennessee markets, which have been identified and agreed upon by Manager and Provider. In order to ensure that Manager has adequate capital to perform its obligations under this Agreement, Manager shall obtain an irrevocable letter of credit from a bank mutually acceptable to Manager and Provider pursuant to which Manager may draw up to Two Million and No/100ths Dollars ($2,000,00.00) for a term of one (1) year. Manager shall obtain the letter of credit on or before the Effective Date, and Manager agrees that funds obtained pursuant to the letter of credit shall be utilized only for the obligations of Manager under this Agreement and the CMI Management Agreement. Notwithstanding the foregoing, Provider acknowledges that Manager shall draw upon the letter of credit or otherwise obtain capital funds and spend such funds in Manager's sole discretion after consultation with Provider and CMI.

            3.2 Management and Administrative Services. Manager shall cause to be furnished all administrative and management services necessary to develop and operate the Provider's facilities and case management programs in each of the markets mutually acceptable to Manager and Provider, so as to provide high quality patient care. In connection therewith, Manager shall create and staff a home office that shall provide full-service management and administrative services for Provider, including the following:

                3.2.1 Financial Responsibilities. Manager shall be responsible for administering Provider's accounts receivable (including receipt of capitated payments and other billing and collection activities), accounts payable, and implementation of appropriate accounting systems. In performing such financial duties, Manager shall use reasonable



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

efforts to operate Provider in a manner that will preserve and enhance the economic viability and stability of Provider.

                3.2.2 Policies and Procedures. Manager shall be responsible for creation and implementation of all detailed operating protocols for the provision of Provider's case management and other psychiatric services. Such protocols include provision of appropriate policies and procedures manuals, program manager handbooks, admissions screening systems, the core medical records systems and forms, guidelines and forms for treatment planning meetings, utilization review systems and forms, post-discharge follow-up systems and forms, community relations development and maintenance systems and forms, a key-monitor management system, and materials regarding principal and special treatment modalities. Manager shall submit such protocols to Provider's Board of Directors for approval before implementation. In the event that Provider's Board of Directors disapproves of any such protocols, then representatives of Manager and Provider shall revise the disapproved protocols so that such protocols are reasonably acceptable to both Manager and Provider.

                3.2.3 Management Information Systems. Manager shall provide all management information systems (including appropriate computer hardware and software) necessary for the operations of Provider in the Provider's various facilities throughout the State of Tennessee.

                3.2.4 Roll-Out Systems. Manager shall provide the policies and procedures for the creation of new sites for Provider services and facilities and development of new treatment programs for SPMI patients.

                3.2.5 Personnel and Employment Matters.

                       (a) Provider's Personnel. Except for Manager's home office personnel described below, all personnel at the Provider's various facilities, including those providing case management and patient care services (e.g., "Health Professionals" as that term is defined in the Services Agreement) shall be employees of or independent contractors with Provider. Manager shall assist Provider in recruitment, training, and evaluation of all Provider employees and independent contractors, and Manager shall make recommendations to Provider's officers and directors regarding such employment matters. All personnel recruited by Manager to perform services at the Provider's facilities or in the Provider's case management programs shall be appropriately licensed and qualified to perform such services. Although Manager shall be responsible for management of Provider's payroll, Provider is responsible for the actual payment of Provider's employees and independent contractors and the provision of funds for such payments. Provider's employees and independent contractors shall not be eligible for nor participate in any of the health or benefit plans of either Manager or PMR; Provider shall be totally responsible for providing any and all health or other benefits for its employees.

                       (b) Manager's Home Office Personnel. In providing the management and administrative services described herein, Manager shall create and staff a home office. In connection therewith, Manager shall employ or hire as independent contractors persons for those positions described in Exhibit A hereto. Manager shall, in its sole discretion, select the persons who will serve in each of the capacities listed in Exhibit A hereto, provided, however, all such personnel shall be reasonably satisfactory to Provider. Manager agrees that all personnel listed in Exhibit A will be available to Provider when required for issues related to operation and management of the Provider's facilities and case management programs. Manager is responsible for payment of Manager's employees and independent contractors and the provision of funds for such payments. Manager's employees and independent contractors shall not be eligible for nor participate in any of the health or benefit plans of Provider; Manager shall be totally responsible for providing any and all health or other benefits for its employees.

                       (c) Employment Practices. Employment practices of Manager shall comply with all applicable federal and state laws, rules, regulations, and guidelines and the rules, regulations, and guidelines of regulatory agencies having appropriate jurisdiction over such matters.

                       (d) Supervision and Control. Manager shall be responsible for the direction and control of all of Manager's employees and independent contractors and shall cause all personnel to comply to the extent applicable with all terms and conditions of this Agreement and with the protocols, as amended and as approved by Provider pursuant to subparagraph 3.2.2, and the Policy Manual, as amended and approved pursuant to subparagraph 3.3.

            3.2.6 Authorization and Utilization Management.

                       (a) Preauthorization and MCO Utilization Review. Manager shall coordinate authorization of services and utilization management with each Payer. Manager shall provide a central office for the authorization of services to Payer patients by Provider. Manager's medical director, in consultation with Payer medical directors and Provider medical directors, psychiatrists, and nurses shall determine patient treatment programs and length of stay.

                       (b) Utilization Review of Provider Programs. Manager shall coordinate utilization review of the Provider's programs, which shall include: (i) review of the determination of a qualified patient's need for care; (ii) document outcome-related improvements to the patient from Provider's case management programs; and (iii) ongoing review of patient records to monitor medical necessity determination by professional staff.

            3.2.7 Quality Assurance. Manager shall coordinate quality assurance reviews with respect to Provider's case management and psychiatric service programs, which shall include:

                       (a) determining compliance with Provider's quality assurance program;

                       (b) providing outcome-oriented quality assurance assistance designed to achieve improvement in over-all quality of care; and

                       (c) reviewing and monitoring Provider's case management program staff with respect to the quality and scope of patient services.

            3.2.8 Collaborative Care Enhancement. Manager shall use reasonable efforts to enhance the Collaborative Care Model that has been developed for Provider. The Collaborative Care Model in its current state, which includes the matters described in the table of contents in Exhibit J attached hereto, shall be provided to the Provider upon the effectiveness of this Agreement.

            3.2.9 Marketing. Manager shall market and advertise the services provided to Payer patients by Provider.

            3.2.10 Contract Development. Manager and Provider shall jointly develop (including negotiation and execution of definitive agreements) contracts for the provision of services to Payer patients by Provider (i.e., the Payer Plan Agreements defined in the Services Agreement). In this regard, Manager shall use its best efforts to develop appropriate Payer Plan Agreements with Payers participating in the TennCare program for the provision of services to Payer patients in Tennessee covered by a Payer. In developing such Payer Plan Agreements, Manager shall have the power and authority to negotiate and execute contracts and obligate Provider to the extent permitted by Section 2.1 of the Services Agreement.

            3.2.11 Additional Services. Manager shall provide the following additional management and administrative services:

                       (a) assisting Provider (with Provider's cooperation) in obtaining all necessary certifications, licenses, permits, accreditations, etc., and assisting Provider in insuring compliance with all licensing and regulatory agencies;

                       (b) planning, design and production of all community liaison and educational literature;

                       (c) ongoing administration of Provider's case management and psychiatric service programs;

                       (d) ongoing community liaison support;

                       (e) Provider staff development and continuing education;

                       (f) coordination with community agencies that have clients in need of the Provider's case management programs and psychiatric services; and

                       (g) such other management or administrative services that are specifically identified and mutually agreed upon by Manager and Provider.

            3.3 Program Development. Manager shall assist Provider in developing and expanding Provider's case management and psychiatric service programs. Manager shall assist Provider in the development, upgrading, and maintenance of the Provider's case management programs to meet or exceed applicable state, federal, agency, and third-party payer standards. Such assistance shall consist of the development and maintenance of a comprehensive set of procedures and policies for Provider (the "Policy Manual") covering all aspects of the Provider's case management programs. The Policy Manual and periodic additions, deletions, or amendments thereto, shall be submitted to Provider's Board of Directors for its prior approval, which approval shall not be unreasonably withheld. In the event that any aspect of the Policy Manual is not approved, it shall be revised so that it is reasonably acceptable to both Provider and Manager.

            3.4 Provider Facilities. Manager shall assist Provider in expanding the Provider's current facilities in Davidson County. Manager and Provider shall jointly identify and agree upon suitable facilities for the provision of Provider's case management program services in locations other than Provider's current facilities in Davidson County. Manager shall assist Provider in the negotiations to acquire such premises by lease or otherwise. Provider shall be responsible for obtaining such premises by execution of the applicable lease or purchase agreements, and the rental for such acquired premises shall be Provider's cost and expense. To the extent that the landlord provides a separate build-out allowance or includes the cost of build-out in the rental rate, Provider shall be responsible for the cost of such build-out. Manager shall be responsible for the build-out costs in excess of the landlord's allowance and/or the rental component for build-out, as well as furnishing and equipping of such premises, and the cost of such furniture, equipment, and excess build-out shall be Manager's cost and expense. All such premises and the build-out thereof shall be approved by Manager and Provider. The capital necessary for the equipping, furnishing and excess build-out of such facilities shall be provided by Manager in accordance with subparagraph 3.1 above and shall be reimbursed to Manager in accordance with Article V below.

            3.5 Insurance.

                3.5.1 Manager Insurance. For the Term of this Agreement, Manager shall procure and maintain at its own cost comprehensive general and professional liability insurance with elements of self-insurance or deductibles common to the industry covering personal injury, bodily injury, and property damage in the following amounts:

                       (a) Personal/bodily injury: One Million and No/100ths Dollars ($1,000,000.00) per claimant and Three Million and No/100ths Dollars ($3,000,000.00) annual aggregate.

                       (b) Property damage: Five Hundred Thousand and No/100ths Dollars ($500,000.00) per occurrence and Five Hundred Thousand and No/100ths Dollars ($500,000.00) annual aggregate.

                3.5.2 Other Policy Requirements. Such insurance shall be written on an occurrence basis by an insurance company authorized to transact the insurance business in the State of Tennessee; provided, however, that such insurance may be written on a claims-made basis if tail coverage is guaranteed at the time the primary insurance policy is written and Manager purchases and maintains such tail coverage upon the termination of Agreement for the maximum reporting period available or five (5) years, whichever is longer.

            3.6 Indemnification. Manager agrees to indemnify and hold harmless Provider and Provider's directors, officers, employees, independent contractors, and agents ("Provider Indemnitees") from and against any and all claims, demands, causes of action, costs, and liabilities (including, without limitation, reasonable attorneys' fees), caused by, resulting from, or attributable to the grossly negligent or intentional acts or omissions of Manager and/or Manager's directors, officers, employees, independent contractors, and agents with respect to the duties and obligations imposed on Manager hereunder. Manager shall have the right, at Manager's sole expense, of defending any such third party claim. Notwithstanding anything to the contrary herein, Manager is not obligated to indemnify the Provider Indemnitees or any other party for any claims, demands, causes of action, costs, or liabilities resulting from the acts or omissions of the Provider Indemnitees or such other party.

            3.7 Provider Designee to Manager's Board of Directors. The Manager's Charter and Bylaws shall provide that one of the Manager's Directors shall be a person designated by the Provider's Board of Directors.

            3.8 Approval of Subsequent Amendments of Manager's Charter and Bylaws. The Manager's Charter and Bylaws shall provide that the provisions in the Charter and Bylaws regarding the appointment of one member of the Manager's Board of Directors by Provider shall not be amended without the prior approval of the Provider's Board of Director's, which approval shall not be unreasonably withheld.

IV.         OBLIGATIONS OF PROVIDER.

            4.1 Execution and Delivery of Services Agreement.

            Provider agrees to execute and deliver simultaneously with this Agreement a Services Agreement in substantially the form of Exhibit B attached hereto. Pursuant to the Services Agreement, Provider shall provide the Covered Services described therein, including the following services, at each Provider facility serving the various Tennessee markets jointly identified by Manager and Provider.

                4.1.1 Case Management. Provider shall provide case management of the services provided to eligible patients pursuant to the terms and conditions of the Payer Plan Agreements among Manager, Provider, and the Payers. In the provision of such case management services at each Provider location, Provider shall employ or otherwise engage the services of a Case Management Director, Administrative Assistant, Housing Developer, Team Leader, appropriate Case Managers, and an Assessment Team (composed of a minimum of 2 members).

                4.1.2 Crisis Services for Children and Adolescents. Provider shall provide crisis services for children and adolescents covered by the Payers pursuant to the terms and conditions of the Payer Plan Agreements.

                4.1.3 Respite Care. Provider shall provide respite services to eligible patients, including the identification and provision of temporary housing for such patients. In providing such services, Provider shall employ or otherwise engage a Respite Coordinator and have appropriate agreements with respite providers.

                4.1.4 Crisis Service. Provider shall operate a twenty-four (24) crisis hot-line and crisis services. In providing such services, Provider shall employ or otherwise engage a Director of Crisis Services, an appropriate number of Counselors (including, lead counselors, regular shift counselors, and night shift counselors), and a Triage Coordinator. Each of such persons shall possess the appropriate qualifications, credentials, training, etc. to provide such services.

                4.1.5 Clinical Operations. Provider shall provide appropriate clinical services and treatment to eligible patients. In providing such services, Provider shall employ or otherwise engage a Medical Director and an appropriate number of Health Professionals defined in the Services Agreement. Each of such persons shall possess the appropriate qualifications, credentials, training, etc. to provide such services.

                4.1.6 Other Psychiatric Services. Provider shall also provide the following "other psychiatric services" in addition to the case management and other services described in subparagraphs 4.1.1 through 4.1.5 above:

                       (a)  rehab/crisis services
                       (b)  rehab/clinic services
                       (c)  grant revenue/housing
                       (d)  grant revenue/TDMHMR
                       (e)  grant revenue/crisis
                       (f)  grant revenue/homeless outreach
                       (g)  grant revenue/respite
                       (h)  grant revenue/medical doctors

            All agreements of Provider described in subparagraphs 4.1.1 through
4.1.6 above shall receive the prior written consent of Manager, which consent shall not be unreasonably withheld.

            4.2 Amendment of Provider Charter and Bylaws. As a condition subsequent to the continued effectiveness of this Agreement, Provider shall also agree to amend its Charter and Bylaws within thirty (30) days after the execution of this Agreement to provide for the following:

                4.2.1 Provider's Board Positions. The Provider's Charter and Bylaws shall provide that (i) the maximum number of members of the Provider's Board of Directors shall be fifteen (15) Directors, (ii) one of the Provider's Directors shall be the person then acting as the Manager's Chief Executive Officer, and (iii) Manager shall be permitted to designate two (2) additional members of the Provider's Board of Directors, which persons may or may not be employees or affiliates of Manager or PMR.

                4.2.2 Management Advisory Committee. The Provider's Charter and Bylaws shall provide for a committee to be called the "Management Advisory Committee." The Management Advisory Committee shall be composed of six (6) members, three of which shall be appointed by Manager's Board of Directors and three of which shall be appointed by Provider's Board of Directors. The Management Advisory Committee shall review all financial information and administrative reports and make recommendations to the Provider's Board of Directors in matters involving the management, administration, operation, and financial affairs of the Provider.

                4.2.3 Approval of Subsequent Amendments of Charter and Bylaws. The Provider's Charter and Bylaws shall provide that the provisions in the Charter and Bylaws regarding (i) the number and appointment of members of the Provider's Board of Directors, and (ii) the composition, purpose, and authority of the Management Advisory Committee shall not be amended without the prior approval of each of the three members of the Provider's Board of Directors that have been designated by Manager.

            4.3 Certifications, Licenses, Etc. The Provider shall ensure that its case management and psychiatric service programs shall be certified, licensed, and/or otherwise appropriately qualified in the name of Provider with all appropriate authorities. Provider shall, at all times, be the owner and holder of all licenses and accreditations with respect to the Provider's case management and other psychiatric program services.

            4.4 Provider to be "Provider of Services". Provider shall be the "provider" within the meaning of all contracts and agreements with all third-party payers for case management and other psychiatric program services described in subparagraph 4.1 above. As the "provider of services," Provider has the duty to verify with Manager the Payer for each patient and the program coverage for such patient.

            4.5 Program Facilities. Provider shall permit Manager to utilize Provider's current facilities, equipment, and supplies in Davidson County in connection with the services to be provided by the parties pursuant to this Agreement. Provider shall timely review and approve Manager's choice of premises and related build-out for additional facilities in the new markets identified by Manager for expansion of Provider's programs. Provider shall provide case management and other psychiatric program services in all such markets and at all such facilities pursuant to the terms and conditions of this Agreement and the Services Agreement.

            4.6 Medical Records. Provider shall maintain all medical and patient records in the manner and for the period of time required by law and industry practice. All patient medical records shall be the property of Provider. Provider will promptly notify Manager of any Payer request for records or information from a third party regarding a patient in a Provider program.

            4.7 Insurance.

                4.7.1 Provider Insurance. For the Term of this Agreement, Provider shall procure and maintain at its own cost comprehensive general and professional liability insurance with elements of self-insurance or deductibles common to the industry covering personal injury, bodily injury, and property damage in the following amounts:

                       (a) Personal/bodily injury: One Million and No/100ths Dollars ($1,000,000.00) per claimant and Three Million and No/100ths Dollars ($3,000,000.00) annual aggregate.

                       (b) Property damage: Five Hundred Thousand and No/100ths Dollars ($500,000.00) per occurrence and Five Hundred Thousand and No/100ths Dollars ($500,000.00) annual aggregate.

                4.7.2 Other Policy Requirements. Such insurance shall be written on an occurrence basis by an insurance company authorized to transact insurance business in the state in which Provider is located; provided, however, such insurance may be written on a claims-made basis if tail coverage is guaranteed at the time the primary insurance policy is written and Provider purchases and maintains such tail coverage upon the termination of Agreement for the maximum reporting period available or five (5) years, whichever is longer.

                4.7.3 Risk Management Program. Provider shall create and manage, in cooperation with Manager, a risk management program designed to monitor and minimize all insurable risks related to the Provider's case management program. Risk management techniques and discussions shall be a regular part of the procedures implemented pursuant to the Policy Manual approved by Provider pursuant to subparagraph 3.3.

            4.8 Indemnification. Provider agrees to indemnify and hold harmless Manager and Manager's directors, officers, employees, independent contractors, and agents ("Manager Indemnitees") from and against any and all claims, demands, causes of action, costs, and liabilities (including, without limitation, reasonable attorneys' fees), caused by, resulting from, or attributable to the grossly negligent or intentional acts or omissions of the Provider and/or the Provider's directors, officers, employees, independent contractors, and agents with respect to the duties and obligations imposed on the Provider hereunder. Provider shall have the right, at Provider's sole expense, of defending any such third party claim.

Notwithstanding anything to the contrary herein, Provider is not obligated to indemnify the Manager Indemnitees or any other party for any claims, demands, causes of action, costs or liabilities, resulting from the acts or omissions of the Manager Indemnitees or such other party.

            4.9 Employment of Provider Personnel. Manager will advise Provider of Manager's recommendations regarding employment of all personnel for the Provider's programs and facilities, and Provider shall timely review such recommendations and the qualifications of all such personnel. Provider shall employ or hire as independent contractors persons for those positions necessary for the staffing of Provider's programs and facilities. Provider shall, in its sole discretion, select the persons who will serve in each of those positions for Provider; provided, however, all such personnel shall be reasonably satisfactory to Manager. Provider agrees that all Provider personnel will be available to Manager when required for issues related to the operation and management of the Provider's facilities and case management programs. Provider is responsible for payment of Provider's employees and independent contractors and the provision of funds for such payments. Provider's employees shall not be eligible for nor participate in any of the health or benefit plans of Manager or PMR; Provider shall be totally responsible for providing any and all health or other benefits for its employees.

                4.9.1 Employment Practices. Employment practices of Provider shall comply with all applicable federal and state laws, rules, regulations, and guidelines and the rules, regulations, and guidelines of regulatory agencies having appropriate jurisdiction over such matters.

                4.9.2 Supervision and Control. Provider shall be responsible for the direction and control of all of Provider's employees and independent contractors and shall cause all personnel to comply to the extent applicable with all terms and conditions of this Agreement and with the protocols, as amended and as approved by Manager and Provider pursuant to subparagraph 3.2.2, and the Policy Manual, as amended and approved pursuant to subparagraph 3.3.

            4.10 Supervision of Case Management Programs. Provider shall be responsible for the operation of the Provider's case management programs and the implementation of policies with respect thereto. Notwithstanding the authority granted to Manager hereunder, Provider shall retain and at all times exercise ultimate control over the affairs of Provider, and shall be accountable and responsible for all duties of Provider and Provider's services and programs. Provider shall have final authority to approve the Policy Manual and staffing plans for Provider's facilities. Provider shall establish a chain of command for each program through which Provider provides case management and related psychiatric services hereunder and shall supervise and bear the responsibility for all medical services provided through the Programs. The foregoing reporting relationships shall be in addition to any relationships established by Manager with respect to the administrative management of the programs.

V.          MANAGEMENT FEE, EXPENSES, AND DISBURSEMENT OF FUNDS.

            5.1 General Parameters for Financial Arrangements.

            In determining the amount of the various payments that are to be made to each party pursuant to this Agreement and the related Services Agreement, Manager and Provider have agreed that the following are: (i) the parties to be involved in such financial arrangements and (ii) the components of the funds to be received by Manager and the payments that are to be made to each party:

                5.1.1 Case Management Activities. Manager and Provider acknowledge and agree that the monies available for distribution to Manager and Provider pursuant to this Agreement and the related Services Agreement are based upon the Manager's receipts, revenues, expenditures, and payments related to the case management and other psychiatric services provided in Tennessee by Manager and every Case Manager (defined in subparagraph 2.2 above). The case management activities of Manager and the Case Managers are governed by the management and affiliation agreements between Manager and each Case Manager (in substantially the form of this Agreement and referred to herein collectively as the "Management Agreements" and individually as a "Management Agreement"), and the provider services agreement between Manager and each Case Manager (in substantially the form of the Services Agreement).

                5.1.2 Capital Investments. Manager shall make capital investments for the operations of Provider and the other Case Managers as described in subparagraph 3.1 above, which shall be repaid as described below. In the event that a Case Manager desires to make capital investments for expansion of their respective facilities and operations, and Manager approves of such investment (which approval shall not be unreasonably withheld), then such Case Manager's capital investment shall be repaid in the same manner and according to the same priority that Manager's capital investment shall be repaid. The cost associated with borrowing any funds to make such capital investment (e.g., interest, loan origination fees, etc.) shall be the sole cost of Manager or a Case Manager, as the case may be, and such costs of borrowing shall not be reimbursed pursuant to this Agreement.

                5.1.3 Capitated, Case Rate, and Other Payments. With respect to each contract (i.e., a Payer Plan Agreement defined in the Services Agreement) between a Payer and Manager for the provision of case management and other psychiatric services to Covered Persons in accordance with the Payer's respective Payer Plan (as those terms are defined in the Services Agreement), Manager shall receive (directly or by assignment from the Case Managers) (i) a monthly fee that is equal to a specific capitated amount per member per month ("PMPM") multiplied times the number of that Payer's Covered Persons, (ii) a specific case rate payment, and/or (iii) some other type of payment. These monthly capitated, case rate, and/or other payments from a Payer to Manager for case management services described in this Agreement are collectively referred to herein as the "Capitated Payment," and the Capitated Payment may vary for each Payer, depending upon the terms of the particular Payer Plan Agreement with a Payer for case management services.

                5.1.4 State Grants. In some instances, the State of Tennessee through grant programs ("Grants"), rather than the TennCare program and its participating Payers, will be the source of funding for the case management and other psychiatric services to be provided by Manager and the Case Managers to eligible Tennessee beneficiaries. In those instances where Grants provide the funding for case management activities, the Grants shall be received by Manager, either directly from the State agency making such Grant or by assignment from the Case Manager receiving such Grant. To the extent permitted by the terms and conditions of the Grant, such Grant shall be administered by Manager in the same manner and according to the same procedures as a Capitated Payment. If the terms of a Grant do not permit the Grant to be utilized by the parties in the same manner as a Capitated Payment, then the parties agree to use their best efforts to meet and agree upon the manner in which the services that are the subject of such Grant shall be provided and reimbursed. With the exception of capital investments by Manager and the Case Managers described in subparagraph 5.1.2 above, the cumulative Capitated Payments and Grants received by Manager (either directly or by assignment from the Case Managers) provide the funds for the case management and related psychiatric service activities of Manager and the Case Managers and provide the funds that eventually result in the accumulation of the Retained Reserves (defined below). The parties acknowledge and agree that Manager and the Case Managers shall be permitted to and may provide other health and psychiatric services in Tennessee besides the case management and other psychiatric services that are the subject of this Agreement, the other Management Agreements, and the services agreements, and the financial distributions described in this Agreement do not include any monies received by Manager or the Case Managers for such other activities not related to the case management and other psychiatric services described herein or in the other Management Agreements.

                5.1.5 Subcapitated Payment. Manager shall pay each Case Manager from the Capitated Payments and the Grants an amount, referred to herein as the "Subcapitated Payment," for the case management and other psychiatric services provided by the respective Case Manager at its various facilities in accordance with its applicable provider service agreement. Each Case Manager shall pay for all of the costs associated with its case management and other psychiatric service obligations (e.g., the case manager's costs described in the consolidated pro forma budgets appearing behind Tab 1 of the Model defined below) from its Subcapitated Payment.

                5.1.6 Payment for Old Asset Depreciation. Manager shall also pay to each Case Manager from the Capitated Payments and the Grants an amount equal to the depreciation of each Case Manager's facilities and equipment that are in existence on the date of the Case Manager's respective Management Agreement and utilized in accordance with the terms and conditions of the Case Manager's respective Management Agreement and provider services agreement. Such payment for depreciation is referred to herein as a payment for "Old Asset Depreciation."

                5.1.7 Management Fee. Manager shall pay itself from the Capitated Payments and the Grants an amount, referred to herein as the "Management Fee," to reimburse Manager for the cost of the management and administrative services provided pursuant to this Agreement and the other Management Agreements with other Case Managers (net of depreciation of capital assets acquired by Manager in connection with the case management activities of Manager and the Case Managers and net of the repayment of Manager's capital investments). Such costs of Manager shall include the Manager's home office expenses described in the pro forma budgets behind Tab 2 of the Model (defined below). The parties intend that the Management Fee shall reimburse Manager for its costs for management and administrative services described herein in the amount budgeted in the Model. To the extent that the Management Fee does not cover Manager's actual costs or the budgeted amount exceeds Manager's actual costs, the Management Fee shall be adjusted as described in subparagraph 5.5 below.

                5.1.8 Payment for New Asset Depreciation. Manager shall then pay itself from the Capitated Payments and Grants an amount equal to the depreciation of the capital assets (e.g., build-out of new case manager facilities, furniture, and equipment) that are acquired by Manager with its capital investments for case management activities. To the extent that a Case Manager, rather than Manager, has made such a capital investment for the Case Manager's case management activities, then Manager shall pay such Case Manager an amount equal to the depreciation of the capital assets (e.g., build-out of new Case Manager facilities, furniture, and equipment) that are acquired with the Case Manager's capital investments for case management activities. Such depreciation shall be computed in accordance with generally accepted accounting principles based on the depreciable capital assets' useful lives using the straight line method. Such payment for depreciation is referred to herein as a payment for "New Asset Depreciation."

                5.1.9 Retained Reserves. Subtraction of the cumulative Subcapitated Payments, payments for Old Asset Depreciation, the Management Fee, and payments for New Asset Depreciation from the cumulative amount of the Capitated Payments and Grants results in an amount referred to herein as the "Retained Reserves."

                5.1.10 Return of Capital Investments. The Retained Reserves shall first be utilized by Manager to pay Manager and each Case Manager, which made a capital investment described in subparagraph 5.1.2 above, a thirty-five percent (35%) annual return of Manager's and the Case Managers' respective capital investments (the "Investment Return") until such time as all such capital investments have been repaid (i.e., 35% of the amount of a party's capital investment shall be repaid each year until such time as the full amount of such capital investments are repaid). In the case of subsequent capital investments by Manager and the Case Managers, the amount of such subsequent capital investment shall be added to the amount of the original and any subsequent capital investments and 35% of such cumulative amount of original and subsequent capital investments shall be repaid on an annual basis until such time as all capital investments have been repaid. No interest is paid with respect to any of the capital investments.

                5.1.11 Distribution of Remaining Retained Reserves. The remainder of the Retained Reserves shall be paid to Manager and the Case Managers as follows:

                       (a) The remaining Retained Reserves shall be paid seventy percent (70%) to the Case Managers and thirty percent (30%) to Manager until such time as the Case Managers have received payments that cumulatively equal seventy percent (70%) of the cumulative Investment Return.

                       (b) After such time as the payments received by the Case Managers pursuant to subparagraph 5.1.11(a) above cumulatively equal seventy percent (70%) of the cumulative Investment Return, the remainder of the Retained Reserves shall be paid fifty percent (50%) to Manager and fifty percent (50%) to the Case Managers.

                       (c) Amounts to be received by the Case Managers pursuant to these distributions of the remaining Retained Reserves shall be made to each Case Manager on a pro rata basis based upon the percentage of Manager's gross revenues attributable to the case management and other psychiatric services of each respective Case Manager to Manager's total gross revenues that result from the case management and other psychiatric services of Manager and all Case Managers.

                       (d) Distributions of the Retained Reserves in the manner described herein shall be made within thirty (30) days of the end of each calendar quarter after the parties have completed the quarterly review of financial arrangements described in subparagraph 5.5 below.

                5.1.12 Example of Financial Distributions. Attached hereto as Exhibit K is a hypothetical example of the manner in which the distribution of funds will be made to Manager, Provider, CMI and other approved Case Managers for the various financial components described herein. The parties acknowledge and agree that (i) the example is purely hypothetical, (ii) the example is only intended to be used for clarification of the manner in which the various distributions will be made to the parties, and (iii) the example is not a representation or estimation of the actual funds that will be received or distributed.

            5.2 The Model.

            In connection with the negotiation and preparation of this Agreement, Manager and Provider have prepared a budgetary analysis (referred to herein as the "Model," a copy of which is attached hereto as Exhibit G) of the expected revenues and expenses, which are involved in the case management activities contemplated by this Agreement, the other Management Agreements, and the related provider services agreements, and the payment of those expenses and distribution of funds. The Model analyzes the expected management and administrative costs (net of depreciation and interest on Manager's capital investments) for the Manager's home office (See Tab 2 of the Model). The Model also analyzes the estimated lives, revenues, expenses, and other applicable financial factors for the ten projected markets for case management services to be provided by the Case Managers (See Tabs 3 through 12 of the Model). The Model then analyzes the lives, incremental depreciation, program costs, and Capitated Payments expected for the Manager's home office and the ten projected markets on a consolidated basis (See Tab 1 of the Model).

                5.2.1 Projected Payments. Based upon the estimated Capitated Payment and Subcapitated Payment, the parties have projected the amounts that would be paid for Old Asset Depreciation, the Management Fee, and New Asset Depreciation. The Parties have also estimated the remaining Retained Reserves and the payments to be made from the Retained Reserves to Manager for its Investment Return, as well as the 70/30 and 50/50 distributions of the final amount of the Retained Reserves. (See page 1 of the Model.)

            5.3 Actual Payments of Compensation. The parties acknowledge and agree that the Model determines the Subcapitated Payment and Management Fee, based upon the parties' current estimates of costs and other relevant factors, and the Capitated Payment, based upon the parties' current estimate of such payment after discussions with Payers. The actual Capitated Payments, Grants, any withholds by the Payers for risk pools, Subcapitated Payments and Management Fee, shall be set forth on Exhibit H to be attached hereto, which exhibit shall be amended from time to time to reflect the actual amounts for those financial components. The time and manner of making such payments to Manager, Provider, CMI, and other Case Managers shall also be set forth in Exhibit H. The parties also acknowledge and agree that the actual costs and other relevant data, as well as the amount of the Capitated Payment and Management Fee, may change; therefore, in accordance with subparagraph 5.5 below, the parties agree that they shall make appropriate adjustments of the payments to be made to the parties for the compensation components described in subparagraph 5.1 above by utilizing the compensation components described in subparagraph 5.1 above and the same methodology that they originally utilized in preparing the (i) budgetary pro formas of the Model and (ii) the hypothetical example of financial distributions (Exhibit K). To the extent that sufficient funds are not available for Manager to make each of the payments described herein, Manager shall make the payments in the priority set forth in Section 5.4 below.

            5.4 Priority of Payments. In the event that sufficient funds are not available for Manager to make each of the payments described herein, Manager shall make the payments in the following order of priority:

                5.4.1   the Subcapitated Payments to the Case Managers;

                5.4.2 the payment for Old Asset Depreciation to the Case Managers for assets existing on the Effective Date of this Agreement;

                5.4.3   the Management Fee to Manager;

                5.4.4 the payment for New Asset Depreciation to Manager (and to the Case Managers to the extent that they make capital investments for acquisition of capital assets subsequent to the Effective Date);

                5.4.5 the thirty-five percent (35%) Investment Return to Manager (and to the Case Managers to the extent that they make capital investments for acquisition of capital assets subsequent to the Effective Date); and

                5.4.6 the 70/30 or, if applicable, the 50/50 distribution of Retained Reserves to the Case Managers and Manager, respectively.

            In making the Subcapitated Payments to the Case Managers for their costs, Manager shall pay for (i) all costs of the Case Managers that are equal to or less than the budgeted amount for each cost category set forth specifically in the Model and (ii) all costs that are in excess of the budgeted amount for a cost category specifically set forth in the Model, provided that Manager has specifically approved in writing in advance such excess expenditure.

            5.5 Quarterly Review of Financial Arrangements.

                5.5.1 Within ten (10) days at the end of each quarter of the Term of this Agreement, Manager shall prepare for itself and for each Case Manager the unaudited financial statements for such prior quarter. Within ten
(10) days after such quarterly financial statements have been prepared, the parties shall review the fees and other compensation paid in accordance with this Agreement and shall make appropriate adjustments that are approved by Manager and the Case Managers. Such adjustments shall be effective from and after the date that the parties agree to such an adjustment. Any such adjustments shall be made in accordance with the methodology originally utilized in preparing the budgetary pro formas in the Model with good faith recognition of (i) cost increases which have occurred in each Case Manager's local market areas, (ii) the Manager's actual costs for the management and administrative costs described herein, (iii) the actual Capitated Payments received from Payers and the Grants received from the State of Tennessee or its agencies, and (iv) other factors deemed relevant by the parties since any prior adjustment. In the event the parties cannot reach an agreement regarding an adjustment of the fees and other compensation paid hereunder, the provisions of Article XII shall apply.

                5.5.2 If the Subcapitated Payments are not sufficient to reimburse the Case Managers for their actual costs that were budgeted in the Model or preapproved by Manager for the prior quarter, then the quarterly adjustment of the Subcapitated Payments for the next quarter shall include an adjustment to reimburse the Case Managers for the shortfall in reimbursement for the budgeted or preapproved expenses for the prior quarters. Such shortfalls in reimbursement for the budgeted or preapproved expenses for the prior quarters shall have the same priority of payment as the Subcapitated Payments to the Case Managers. In the event that funds are not available in a particular quarter to reimburse the Case Managers for such shortfalls, the shortfalls in such unreimbursed expenses shall be accumulated and reimbursed at the end of the next quarter in which such funds are available.

                5.5.3 If the Management Fee is not sufficient to reimburse the Manager for its actual costs that were budgeted in the Model, then the quarterly adjustment of the Management Fee for the next quarter shall include an adjustment to reimburse Manager for the shortfall in reimbursement for the budgeted management and administrative expenses for the prior quarters. Such shortfalls in reimbursement for the budgeted management or administrative expenses for the prior quarters shall have the same priority of payment as the Management Fee to the Manager. In the event that funds are not available in a particular quarter to reimburse the Manager for such shortfalls, the shortfalls in such unreimbursed expenses shall be accumulated and reimbursed at the end of the next quarter in which such funds are available.

            5.6 Accumulation and Payment of Shortfalls. In the event that there are shortfalls in the payment of any Subcapitated Payments, payments for Old Asset Depreciation, the Management Fee, payments for New Asset Depreciation, or the Investment Return, and such shortfalls cannot be paid during the next quarter after the quarterly adjustment, then each such shortfall shall be accumulated and paid at the end of the next quarter for which funds are available for such payment. The payment of such accumulated shortfalls shall be made in the same priority as payments for such financial components as set forth in subparagraph 5.4 above until such time as all such shortfalls have been reimbursed. There shall not be any 70/30 or 50/50 distributions of Retained Reserves until such time as all such accumulated shortfalls have been repaid.

            5.7 Fair Market Value of Compensation. The parties agree that, to the best of their knowledge, the compensation and other payments set forth above (based on the assumptions of the Model) are consistent with the fair market value of the services for which such fees are paid and are reasonable and customary within the industry and within the areas served by Manager and the Case Managers.

            5.8 Receipt of Capitated Payments and Grants by Remittance Clearinghouse. The parties agree that all Capitated Payments shall be received by and processed through a national remittance clearinghouse. Such processing of Capitated Payments and Grants shall be organized so that all Capitated Payments and Grants for case management and related psychiatric services shall be received by the clearinghouse and deposited into an account established with a national money center bank and that withdrawals from such account require the authorization of Manager and the Case Managers. The clearinghouse shall be given standing instructions to advise Manager and the Case Managers of each deposit within one (1) business day thereof; and, within ten (10) business days of the date of each such deposit, Manager and the Case Managers shall jointly prepare and deliver to the clearinghouse an authorization to make payment from such receipts to the parties in accordance with the terms and conditions of this
Article V. For such purposes, each party shall designate a readily available representative and alternate representative so that such authorizations can be obtained and delivered to the clearinghouse in a timely manner. In the event of a dispute among the parties as to the distribution of funds from the clearinghouse account, undisputed payments shall be made to the parties not involved in such dispute. If a dispute is of such a nature that it involves all parties or all funds, then to the extent possible payments shall be made to the parties in the priority set forth in subparagraph 5.4 above to provide sufficient funds for the parties to cover their expense and continue to operate until the dispute is resolved. All such disputes shall be resolved in the manner set forth in Article XII. Funds that are not to be paid immediately to the parties (e.g., the Retained Reserves or funds related to disputed payments) shall be invested in the permitted investments set forth in Exhibit I attached hereto. The agreements with the clearinghouse and bank shall be in form and substance acceptable to those parties, Manager and the Case Managers.

VI.         REPRESENTATIONS AND WARRANTIES.

            6.1 Provider's Representations and Warranties. Provider represents and warrants to Manager the following:

                6.1.1 Corporate Capacity. Provider is a Tennessee non-profit corporation validly existing in good standing under the laws of the State of Tennessee. Provider has the requisite power and authority to enter into the Management Agreement, to perform its obligations thereunder, and to conduct its businesses as now being conducted. Provider is duly authorized, qualified, and licensed under all applicable laws, regulations, ordinances, and orders of governmental authorities having jurisdiction to own its properties and conduct its business in the place and in the manner now conducted.

                6.1.2 Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Provider and the consummation of the transactions contemplated herein by Provider:

                      (a) are within Provider's corporate powers and the terms of Provider's Charter or Articles of Incorporation, Bylaws, and any amendments thereto, and have been duly and properly authorized by all appropriate corporate action;

                      (b) to the best of Provider's knowledge, will neither conflict with nor result in any breach or contravention of, nor permit the acceleration of the maturity of, or the creation of any lien under, any indenture, mortgage, agreement, lease, contract, instrument, or understanding to which Provider is a party or by which Provider is bound, including without limitation the Basic Grants from the Tennessee Department of Mental Health and Mental Retardation and other grants that Provider receives from the State of Tennessee or its agencies;

                      (c) will not violate any judgment, decree, order, writ, or injunction of any court or governmental authority to which Provider may be subject; and

                      (d) are and will constitute the valid and legally binding obligation of Provider, enforceable in accordance with the terms of this Agreement, except as enforceability may be restricted, limited, or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

                6.1.3 Securities Representations.

                      (a) The Provider recognizes that the PMR Common Stock (the "Common Stock") that will be issued to Provider in connection with the transactions described in this Agreement is issued upon its representations and warranties contained in this Agreement, and Provider agrees to indemnify and hold harmless Manager and PMR against any misrepresentation, breach, or failure on its part to fulfill any covenants or agreements set forth in this Agreement with respect to the transfer of such Common Stock.

                      (b) The Provider is the sole party in interest, is not acquiring the shares of Common Stock as an agent or otherwise for any other person, and the Provider is acquiring the shares of Common Stock for investment and not with a view to their resale or distribution.

                      (c) The Provider has received copies of the materials described on Exhibit C hereto (the "Materials") and has read carefully and understands those materials.

                      (d) The Provider is familiar with the business and financial condition, properties, operations and prospects of PMR, all as generally described in the Materials, and, at a reasonable time prior to the execution of this Agreement, has been afforded the opportunity to ask questions of and receive satisfactory answers from PMR's officers and directors, or other persons acting on PMR's behalf, concerning the business and financial condition, properties, operations and prospects of PMR and concerning the terms and conditions of the offering of the shares of Common Stock and has asked such questions as Provider desires to ask, and all such questions have been answered to the full satisfaction of the Provider.

                      (e) The Provider has carefully reviewed the Materials, and based upon the contents thereof, understands and acknowledges that the acquisition of the shares of Common Stock and Common Stock purchase warrants of PMR set forth within this Agreement may involve various risks and that Provider has the requisite knowledge and experience in business and financial matters that it is capable of evaluating these risks and in making an informed investment decision has elected to assume such risks. In making an informed investment decision hereunder, Provider has relied solely upon the information contained within the Materials.

                      (f) The Provider is relying solely on the information contained in the Materials and the answers to questions with respect thereto furnished to it by PMR. No representations or warranties have been made to the Provider by PMR as to the tax consequences of this investment or as to profits, losses, or cash flow that may be received or sustained as a result of this investment, other than those contained in the Materials.

                      (g) All documents, records and books pertaining to a proposed investment in the shares of Common Stock that the Provider has requested, have been made available to the Provider.

                      (h) The Provider represents that, if it is not an "Accredited Investor" (as that term is defined in Exhibit D hereto) Provider's representatives personally have such knowledge of finance, securities, and investments, generally, and experience and skill in investments based on actual participation, that Provider's representatives are capable of evaluating the merits and risks of Provider's prospective investment in PMR.

                      (i) The Provider is acquiring the shares of Common Stock solely for the Provider's own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the shares of Common Stock. The Provider understands that the offer and sale of the shares of Common Stock pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws by reason of specific exemptions under the provisions thereof that depend in part upon the investment intent of the Provider and of the other representations made by the Provider in this Agreement. The Provider understands that PMR and Manager are relying upon the representations, covenants, and agreements contained in this Agreement for the purpose of determining whether this transaction meets the requirements for such exemptions.

                      (j) The Provider understands that the shares of Common Stock are "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission ("SEC") provide in substance that the Provider may dispose of the shares of Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and, except as provided in Section 11.2 below, the Provider understands that PMR has no obligation to register any of the shares of Common Stock purchased by the Provider thereunder, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). As a consequence, the Provider understands that the Provider must bear the economic risks of the investment in the shares of Common Stock for an indefinite period of time. The Provider understands that the Provider may not at any time demand the purchase by PMR of the Provider's shares of Common Stock.

                      (k) The Provider agrees: (A) that the Provider will not sell, assign, pledge, give, transfer, or otherwise dispose of the shares of Common Stock or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the shares of Common Stock under the Securities Act and all applicable state securities laws or in a transaction that is exempt from the registration provisions of the Securities Act and all applicable state securities laws; (B) that PMR and any transfer agent for the shares of Common Stock shall not be required to give effect to any purported transfer of any of the shares of Common Stock except upon compliance with the foregoing restrictions; and (C) that a legend in substantially the following form will be placed on the certificates representing the shares of Common Stock transferred to Provider:

                      THE SHARES REPRESENTED BY THIS CERTIFICATE
                      HAVE BEEN TAKEN WITHOUT A VIEW TO THE
                      DISTRIBUTION THEREOF WITHIN THE MEANING OF
                      THE SECURITIES ACT OF 1933, AS AMENDED, AND
                      MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR
                      OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE
                      WITH SUCH ACT AND THE RULES AND REGULATIONS
                      THEREUNDER AND IN ACCORDANCE WITH APPLICABLE
                      STATE SECURITIES LAWS. PMR WILL NOT TRANSFER
                      SUCH SHARES EXCEPT UPON RECEIPT OF A
                      FAVORABLE OPINION OF ITS COUNSEL AND/OR
                      EVIDENCE SATISFACTORY TO PMR THAT THE
                      REGISTRATION PROVISIONS OF SUCH ACT HAVE
                      BEEN COMPLIED WITH OR THAT SUCH REGISTRATION
                      IS NOT REQUIRED AND THAT SUCH TRANSFER WILL
                      NOT VIOLATE ANY APPLICABLE STATE SECURITIES
                      LAWS.

                      (l) The Provider has not offered or sold any portion of the subscribed for shares of Common Stock and has no present intention of dividing such shares of Common Stock with others or of reselling or otherwise disposing of any portion of such shares of Common Stock either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any pre-determined event or circumstance.

                6.1.4 Manager's Name. Provider has requested that PMR's subsidiary, which is a party to this Agreement, be named "Tennessee Mental Health Cooperative, Inc.," a name that is substantially similar to Provider's name. Provider has consented to PMR's and Manager's use of that name, and Provider has agreed that neither PMR nor Manager shall pay a license or use fee in connection with the use of that name.

            6.2 Manager's Representations and Warranties. Manager shall represent and warrant to Provider the following:

                6.2.1 Corporate Capacity. Manager is a Tennessee corporation validly existing in good standing under the laws of the State of Tennessee. Manager has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its businesses as now being conducted. Manager is duly authorized, qualified, and licensed under all applicable laws, regulations, ordinances, and orders of governmental authorities having jurisdiction to own its properties and conduct its business in the place and in the manner now conducted.

                6.2.2 Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Manager and the consummation of the transactions contemplated therein by Manager:

                      (a) are within Manager's corporate powers and the terms of Manager's Charter or Bylaws or any amendments thereto, and have been duly and properly authorized by all appropriate corporate action;

                      (b) to the best of Manager's knowledge, will neither conflict with nor result in any breach or contravention of, nor permit the acceleration of the maturity of, or the creation of any lien under, any indenture, mortgage, agreement, lease, contract, instrument, or understanding to which Manager is a party or by which Manager is bound;

                      (c) will not violate any judgment, decree, order, writ, or injunction of any court or governmental authority to which Manager may be subject; and

                      (d) are and will constitute the valid and legally binding obligation of Manager, enforceable in accordance with the terms of this Agreement, except as enforceability may be restricted, limited, or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity.

VII.        STANDARDS OF SERVICES.

            Manager and Provider each agree, in connection with the operation of Provider and its programs, to comply with all laws, rules, and regulations of all governmental authorities having jurisdiction over each, and any recommendations and policies resulting from Manager's and Provider's respective quality assurance programs and their general policies and procedures regarding quality assurance matters, which recommendations are designed to comply with applicable laws, rules, or regulations. The parties hereto acknowledge that a material part of the consideration for this Agreement is the other party's compliance with the provisions of this Article VII. The parties further acknowledge that the non-compliance by either with any of the applicable laws, rules, and regulations applicable to such party may have a material adverse effect on the other party. The parties therefore agree to cooperate in good faith with each other to monitor and ensure such compliance.

            7.1 Ongoing Quality and Compliance Reviews. The performance of all services rendered hereunder shall be reviewed as part of Provider's ongoing quality assurance program by Manager's quality assurance personnel pursuant to the provisions of subparagraph 3.2.7 above. In the event of non-compliance with any standards for service set forth herein or applicable laws, rules, or regulations by either party hereto, the other party shall give the non-complying party notice thereof, and such party shall so comply or cause such compliance as soon as practicable thereafter, but in any event within thirty (30) days after such notice.

            7.2 Change in Laws or Regulations. The parties acknowledge that applicable laws, rules, and regulations including, but not limited to, Medicaid or TennCare billing guidelines and related or included fee structures, may change at any time during the Term of this Agreement or any extensions thereof and that such change may require a modification of this Agreement. The parties hereby agree to give each other immediate notice of such change in applicable laws, rules, or regulations, whereupon the parties shall meet in good faith to negotiate a modification of this Agreement such that it complies with such changes in applicable laws, rules, regulations, guidelines, or fee structures.

            7.3 Notice from Governmental/Regulators Entities. The parties hereby agree to give each other a copy of any notice or contact received from any governmental or regulatory entity, having jurisdiction thereof with respect to the case management programs, that any activity of such party is in violation of any applicable law, rule, or regulation and to continue to promptly inform the other party of all responses and procedures taken as a result of such notice or contact until the alleged violation is cured, and to provide such other party with evidence of the successful conclusion of the event.

VIII.       INDEPENDENT CONTRACTOR.

            No relationship of employer and employee or of joint venture between Manager and Provider is created by this Agreement, it being mutually understood and acknowledged that Manager is at all times acting and performing as an independent contractor hereunder. No employee or independent contractor of one party shall have any claim under this Agreement or otherwise against the other party for salary or other compensation, vacation or sick pay, sick leave, retirement benefits, social security, workers' compensation, disability or unemployment insurance benefits or any other employee benefits of any kind.

IX.         COVENANT NOT TO COMPETE.

            9.1 Noncompetition. In consideration of the delivery of fifty thousand (50,000) shares of Common Stock of PMR and the covenants of Manager hereunder, Provider agrees that, during the term of this Agreement, neither Provider, nor any subsidiary or affiliate of Provider, nor any of their officers, directors, employees, or agents shall directly or indirectly, in any capacity, own, manage, operate, control, participate in the management or control of, be employed by, contract with, consult with, lend Provider's name to, receive any remuneration or maintain or continue any interest whatsoever in, any enterprise or medical practice, whether private or otherwise, providing case management and related psychiatric services of the type described in this Agreement or the Services Agreement to patients within the State of Tennessee (including, but not limited to, the execution of a Payer Plan Agreement with any Payer); provided, however, if this Agreement is terminated by Manager prior to the end of the Term due to an uncured default by Provider, then the term of this covenant of Provider not to compete shall extend for the duration of the unexpired Term of this Agreement plus six (6) months. In the event that this Agreement is terminated by Provider for cause as set forth in subparagraph 1.3 above, then this covenant of Provider not to compete shall terminate on the date that this Agreement is so terminated. This covenant not to compete does not apply to (i) Provider's ownership of (a) shares in publicly traded companies (so long as such ownership percentage is less than one percent), and (b) shares of PMR stock; (ii) Provider's current Directors that on the Effective Date of this Agreement already have an interest in an organization that competes with Provider; or (iii) arrangements for the provision of case management and related psychiatric services described in this Agreement to patients within Davidson County and the Tennessee counties contiguous to Davidson County, so long as Provider has given Manager the right of first refusal to participate in each such arrangement by the notice described below and Manager has declined to participate in such arrangement. In the event that Provider desires to participate in any such competitive arrangement in Davidson County or any county contiguous to Davidson County, Provider shall give Manager written notice specifying all of the material terms and conditions of such arrangement. Within thirty (30) days thereafter, Manager shall notify Provider in writing whether Manager desires to participate in that arrangement. In the event that Manager declines to participate in such arrangement or fails to submit such notice of Manager's intent within such thirty (30) day period (in which case Manager shall be deemed to have declined to participate), then Provider shall be permitted within one
(1) year thereafter to enter into such arrangement on substantially the same terms and conditions presented to Manager at Provider's sole cost and expense. In the event, that Provider does not enter into such arrangement with the one
(1) year period or the terms and conditions are substantially different, then Provider must again provide Manager the right of first refusal to participate in such arrangement.

            9.2 Anti-Raiding. Provider also agrees that, during the Term of this Agreement, and for a period of six (6) months after the expiration or sooner termination of this Agreement by Manager due to an uncured default by Provider, neither Provider, nor any subsidiary or affiliate of Provider, nor any of their officers, directors, employees, or agents will directly or indirectly, in any capacity, (a) solicit or otherwise attempt to contact any person, or an immediate family member of any person, who has been a patient of a Payer or Provider in connection with this Agreement or the Services Agreement for purposes of inducing such person to become a patient of Provider or another medical practice or case management organization in which Provider provides such services or otherwise has an interest, or (b) solicit for employment or employ any person who has been an employee of Provider or Manager.

            9.3 Severability of Non-Compete Covenants. Provider further agrees that if any restriction contained in this Article IX is held by any court of competent jurisdiction to be unenforceable or unreasonable, a lesser restriction shall be severable therefrom and shall be enforced in its place, and the remaining restrictions contained herein shall be enforceable independently of each other. In the event of a threatened breach of this covenant by Provider, Manager shall be entitled to injunctive relief, without the necessity of posting a bond, cash or otherwise and without precluding any other remedies as may be available at law or in equity for the breach of this covenant.

X.          CONFIDENTIALITY AGREEMENT.

            10.1 Confidentiality of Agreements. Except for disclosure required by law, Provider and Manager shall agree to keep confidential the terms and conditions of this Agreement, the Stock Warrant Agreement, the Registration Rights Agreement, the Services Agreement, and Manager's and Provider's proprietary or confidential information (both documentary and software). Additionally, Provider agrees to use its best efforts to circulate to its agents, employees, officers and others who have knowledge of any part of this

Agreement or the operations of the Provider and Manager hereafter an insider trading memorandum which highlights and addresses the concerns of insider trading to the extent prohibited under relevant federal securities laws. Provider shall take all reasonable efforts to prevent the dissemination of confidential nonpublic information, including, but not limited to, strict adherence to Section 10.1 of this Agreement and the distribution of an insider trading memorandum, as set forth above.

            10.2 Confidential Information. Provider and Manager agree that some information received by one party from the other pursuant to this Agreement shall be confidential. Except as may otherwise be required by law or legal process, it is therefore agreed that any information received by one party from the other, and clearly designated in writing as "CONFIDENTIAL," or in any other matter which indicates its confidential nature (hereinafter referred to as "Confidential Information"), shall not be disclosed by the other party and shall not be used by the other party for purposes other than those contemplated by this Agreement. Confidential Information also includes, without limitation, information as to any patient as well as information relating to business practices, costs, users or purchasers of either party's services, research or services. Confidential Information does not include:

                      (a) information that has become known to third parties or has become publicly known through no fault of the receiving party; or

                      (b) information already in the receiving party's possession prior to the disclosure of said information to the receiving party; or

                      (c) information subsequently disclosed to the receiving party by a third party who is not under any obligation or confidentiality to the disclosing party; or

                      (d) information approved for disclosure by prior written consent of the disclosing party; or

                      (e) information that the parties have agreed is necessary to disclose.

          10.3  Proprietary Information of Manager.

                10.3.1 Acknowledgment of Proprietary Interest. Provider recognizes the proprietary interest of Manager in any Trade Secrets of Manager. As used herein, the term "Trade Secrets" includes all of Manager's confidential or proprietary information, including without limitation any confidential information of Manager encompassed in any reports, protocols, plans, proposals, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, client contracts, client lists, and all concepts, ideas, materials, or information related to the business of Manager or Manager's clients which have not previously been released to the public at large by duly authorized representatives of Manager, whether or not such information would be protectable as a Trade Secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition. Provider acknowledges and agrees that any and all Trade Secrets of Manager learned by Provider during the course of its engagement by Manager or otherwise, whether developed by Manager alone or in conjunction with others, shall be and are the property of Manager.

                10.3.2 Covenant Not to Divulge Trade Secrets. Provider acknowledges and agrees that Manager is entitled to prevent the disclosure of Trade Secrets of Manager. As a portion of the consideration for the continuing engagement of Provider hereunder and for the compensation being paid to Provider by Manager, Provider agrees at all times during the term of said engagement by Manager, and thereafter, to hold said Trade Secrets in strictest confidence and not to disclose same or allow them to be disclosed to any person, firm, or corporation, other than to persons engaged by Manager to further the business of Manager, and not to use the same, except in the pursuit of the business of Manager, without the prior written consent of Manager.

                10.3.3 Return of Materials at Termination. In the event of any termination of this Agreement, with or without cause, Provider shall promptly deliver to Manager all materials, property, documents, data, and other information belonging to Manager or pertaining to Trade Secrets. Provider shall not take any materials, property, documents, or other information or any reproduction or excerpt thereof, belonging to Manager or containing or pertaining to Trade Secrets.

                10.3.4 Application to Provider Representatives. This Article X shall apply to Provider and any director, officer, employee, independent contractor, or agent of Provider and shall survive the termination of this Agreement.

XI.         STOCK TRANSACTIONS.

            11.1 Stock Warrant Agreement. As part of the consideration for the transactions contemplated in this Agreement and the CMI Management Agreement, Manager has agreed to cause PMR to grant to Provider and CMI the option to purchase additional shares of Common Stock of PMR in the event that Manager obtains certain levels of profitability as a result of the case management activities relating to this Agreement and the CMI Management Agreement. In connection therewith, Manager agrees to cause PMR to execute and deliver to Provider and to CMI, one or more stock warrant agreements in substantially the form of Exhibit E hereto (each a "Stock Warrant Agreement"), which provides that for five (5) years Provider and CMI shall have the right to purchase at the then-current market rate (defined below) their pro rata portion of ten thousand (10,000) shares of Common Stock of PMR for every Four Hundred Twenty-Five Thousand and No/100ths Dollars ($425,000.00) of pre-tax net income of Manager that was generated during each fiscal period ending April 30 as a result of (i) the case management activities of Manager and Provider pursuant to this Agreement and the Services Agreement and (ii) the case management activities of Manager and CMI pursuant to the CMI Management Agreement and the Provider Services Agreement between Manager and CMI (the "CMI Services Agreement"). The pro rata portion of Provider and CMI shall be determined on the basis of the percentage of Manager's gross revenues attributable to the case management and other psychiatric services of Provider and CMI, respectively, to Manager's total gross revenues that result from the case management and other psychiatric service activities of Manager, Provider, and CMI. The then-current market rate for purposes of determining the purchase price upon exercising the warrant shall be the average closing price of the Common Stock of PMR on the principal exchange on which it trades (including for this purpose, NASDAQ) for the ten (10) trading days prior to the end of the Manager's fiscal year end of April 30 for the year of determination. The parties agree that Manager's pre-tax net income for purposes of these calculations shall not include the Manager's income from other sources or other activities nor the costs from such other activities or categories of cost not included in the Model. The determination of Manager's pre-tax net income shall be made within ninety (90) days of the end of each fiscal year of Manager in connection with the audit of Manager by Manager's independent certified public accountants. Notwithstanding anything to the contrary contained herein, Manager, Provider, and CMI agree that the maximum aggregate number of shares of Common Stock that may be purchased by Provider and CMI cumulatively pursuant to the Stock Warrant Agreements shall not exceed five hundred fifty thousand (550,000) shares of Common Stock.

            11.2 Registration Rights. The Manager agrees to grant certain incidental registration rights to the Provider and CMI pursuant to which the Manager will, under those terms and conditions set forth in a Registration Rights Agreement, in substantially the form of Exhibit F hereto, cause the resale of the shares of Common Stock issued as consideration for the covenant not to compete pursuant to Section 9.1 of this Agreement and shares of Common Stock issuable upon exercise of the Stock Warrant Agreements issued pursuant to
Section 11.1 of this Agreement, to be the subject of a Registration Statement filed with the SEC. Notwithstanding the foregoing, neither Manager nor PMR have any obligation to provide for or guarantee the resale of such stock.

            11.3 Provider's Covenants Regarding Stock Transactions. The Provider recognizes and agrees that the Common Stock purchased pursuant to the Stock Warrant Agreement will be issued to Provider based upon Provider's representations and warranties contained herein and in the Stock Warrant Agreement, and Provider agrees to indemnify and hold PMR and Manager harmless against any misrepresentation, breach, or failure on its part to fulfill any covenants or agreements set forth in this Agreement or the Stock Warrant Agreement. Provider agrees to furnish any additional information reasonably requested by Manager or PMR to assure compliance with applicable federal and state securities laws in connection with the purchase and issuance of the shares of Common Stock. Provider agrees to notify Manager, PMR, and PMR's legal counsel, if there is any change in the status of Provider prior to the consummation of the purchase or issuance of shares of Common Stock to Provider pursuant to this Agreement and the Stock Warrant Agreement. Finally, Provider agrees to execute and deliver such documents as PMR and Manager may reasonably require in connection with the issuance of the Stock Warrant Agreement and the Common Stock to be purchased and transferred in connection with this Agreement and the Stock Warrant Agreement. The form and substance of all such documentation shall be approved by PMR and Provider.

XII.        ARBITRATION.

            In the event that a dispute arises with respect to this Agreement, then either party may request binding arbitration in order to resolve such dispute. In such event, the party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice, in reasonable detail, the nature of the dispute and designating one of the arbitrators. Within thirty (30) days after such notice is given, the other party shall designate one of the arbitrators by notice given to the party requesting arbitration. The determination of the two designated arbitrators shall be binding and conclusive upon the parties. However, if the two designated arbitrators shall fail to make such determination within thirty (30) days after both have been designated, then they shall select a third arbitrator. The determination of the majority of the three arbitrators shall be binding and conclusive on the parties. If a party shall fail or refuse to designate an arbitrator within the time period provided above, then such arbitrator shall be appointed by the application of the other party by the Middle Tennessee Chapter of the American Arbitration Association. If the two arbitrators designated as set forth above shall fail to make such determination within such thirty (30) day period, and shall fail to designate a third arbitrator within thirty (30) days thereafter, then such third arbitrator shall be appointed upon application of either party by the Middle Tennessee Chapter of the American Arbitration Association. Each party shall bear the expenses of the arbitrator appointed by such party or on behalf of such party. Expenses of the third arbitrator, if necessary, shall be shared equally by the parties. The decision in any such arbitration may be enforced, on the application of either party thereto, by the order or judgment of a court of competent jurisdiction sitting in Davidson County, Tennessee. Any arbitration will be conducted during the arbitration proceeding. In the event the parties cannot agree on rules to govern discovery, the arbitrators shall designate what, if any, discovery shall be authorized. The parties may, by agreement, jointly appoint one arbitrator to decide any dispute. In such event, the parties shall share the expense of the arbitrator. The prevailing party in any such arbitration conducted pursuant to this Agreement shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs incurred in connection therewith in the manner set forth in subparagraph 13.12 below.

XIII.       MISCELLANEOUS.

            13.1 Service of Notices. All notices and other communications and all legal process in regard hereto shall be validly given or served if in writing and delivered personally or sent certified mail, postage prepaid, return receipt requested in the case notices to Manager, to the address set forth below or such address as either party may designate to the other in writing:

            If to Provider:

                        Mental Health Cooperative, Inc.
                        275 Cumberland Bend
                        Nashville, Tennessee 37228
                        Attention:  Executive Director
                        Phone number:  (615) 726-3340

            With a copy to:

                        Boult Cummings Conners & Berry
                        414 Union Street, Suite 1600
                        Nashville, Tennessee 37219
                        Attention:  Mr. E. Berry Holt, III
                        Phone number:  (615) 252-2312

            If to Manager:

                        Tennessee Mental Health Cooperative, Inc.
                        275 Cumberland Bend
                        Nashville, Tennessee  37228
                        Attention: Mr. Allen Tepper
                        Phone number:
                                     --------------------------------

            With a copy to:

                        PMR Corporation
                        Cabillo Plaza
                        3990 Old Town Avenue, Suite 206A
                        San Diego, California 92110
                        Attention: Mr Allen Tepper, President

        13.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

        13.3 Choice of Law. The validity, enforceability and interpretation of any of the clauses of this Agreement shall be determined and governed by the laws of the State of Tennessee.

        13.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understanding, negotiations and discussions of the parties whether written or oral.

        13.5 Amendments. No amendment, modification or supplement of any provision of this Agreement shall be effective unless in writing, signed by the parties hereto; and no waiver of any party's obligations under this Agreement, or consent to any departure therefrom, shall be effective unless in writing, signed by the parties hereto and then only in the specific instance and for the specific purpose given.

        13.6 Severability. If any provision of this Agreement is held to be inoperative, unenforceable, or invalid under present or future laws effective during the Term of this Agreement, such shall be inoperative, unenforceable or invalid without affecting the remaining provisions. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and, to that end, the provisions of this Agreement are declared to be severable. Notwithstanding the foregoing, however, the parties agree to negotiate a modification of this Agreement pursuant to the provisions of subparagraph 13.5 in the event any provision of this Agreement is believed by a party in good faith to be invalid under applicable laws, rules, or regulations.

        13.7 Number and Gender. Whenever the context of this Agreement requires, the singular shall include the plural and the masculine gender shall include the feminine.

        13.8 Joint Negotiations. This Agreement is the product of negotiations between the parties and is not to be interpreted more strongly in favor of one party or the other in the interpretation or enforcement thereof.

        13.9 Headings. Headings in this Agreement are included for convenience of reference only and are not part of this Agreement for any other purpose.

        13.10 Assignment. Neither party shall assign, sell or transfer this Agreement or any interest herein without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event that the primary business and/or substantially all of the assets of Manager is transferred to an affiliate of Manager, Manager shall have the right to assign all of its rights under Agreement to any such affiliate during the Term of Agreement, and any such assignee/affiliate shall acquire all of the rights and assume all of the obligations of Manager under this Agreement.

        13.11 Counterparts. This Agreement may be executed in counterparts and either party hereto may execute any counterpart, each of which, when executed and delivered, will be deemed to be an original, and all of which counterparts taken together will be deemed to be but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until a counterpart hereof has been executed by each other party hereto.

        13.12 Attorneys Fees. In the event of any litigation or arbitration concerning any controversy, claim, or dispute between the parties hereto, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the court or arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered. Further, in the event of any default by a party under this Agreement, such defaulting party shall pay all the expenses and attorneys' fees incurred by the other party in connection with such default, whether or not any litigation or arbitration is commenced.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date first written above.

PROVIDER:                       MENTAL HEALTH COOPERATIVE, INC.


                                By:   /s/ PAM WOMACK
                                    -----------------------------------
                                Name:  Pam Womack
                                      ---------------------------------
                                Title:
                                      ---------------------------------


                                By:   /s/ WILLIAM F. MOYNIHAN
                                    -----------------------------------
                                Name:  William F. Moynihan
                                      ---------------------------------
                                Title: President of the Board
                                      ---------------------------------


MANAGER:                        TENNESSEE MENTAL HEALTH
                                COOPERATIVE, INC.


                                By:  /s/ ALLEN TEPPER
                                    -----------------------------------
                                Name: Allen Tepper
                                      ---------------------------------
                                Title:
                                      ---------------------------------

                              [EXHIBITS EXCLUDED]

                                                                           10.17


                                   ADDENDUM TO
                      MANAGEMENT AND AFFILIATION AGREEMENT


                  This ADDENDUM TO MANAGEMENT AND AFFILIATION AGREEMENT ("Addendum") is made this 25th day of August, 1995, by and between Mental Health Cooperative, Inc., a Tennessee not-profit corporation ("Provider"), and Tennessee Mental Health Cooperative, Inc., a Tennessee for-profit corporation ("Manager").

                                    RECITALS

     A. Provider and Manager entered into a Management and Affiliation Agreement ("Agreement") and a Provider Services Agreement ("Services Agreement") as of April 13, 1995.

     B. Provider and Manager entered into the Agreement and Services Agreement in the anticipation of the expansion of the TennCare program to include the provision of certain covered services to patients who suffer from serious and persistent mental illness ("SPMI").

     C. The expansion of the TennCare program to the SPMI patients has been delayed by the State of Tennessee but the parties hereto wish to implement the Agreement and Services Agreement as hereinafter provided.

     NOW, THEREFORE, Manager and Provider, intending to be legally bound hereby, agree as follows:

                                    AGREEMENT

     1. Effective Date. The effective date of the Agreement and Services Agreement shall be September 1, 1995 ("Effective Date"). Section 1.1.1 of the Agreement entitled "Conditions Precedent" is hereby declared null and void and of no force and effect whatsoever.

     2. Letter of Credit. Section 3.1 of the Agreement requires Manager to obtain an irrevocable letter of credit ("Letter of Credit") on or before the Effective Date of the Agreement. The parties hereto agree that the obligation to obtain the Letter of Credit shall be deferred until otherwise mutually agreed to by the parties. In lieu of the Letter of Credit, upon the Effective Date, PMR shall loan $500,000 to Manager for 1 year and shall provide a Line of Credit to Manager in the amount of $500,000. PMR shall secure the Line of Credit by maintaining $500,000 in cash or cash equivalents in its bank accounts or by having $500,000 available on PMR's Line of Credit from its banks or any combination thereof totaling $500,000. PMR's Line of Credit to Manager shall terminate on the latter of the first anniversary of the Agreement or the implementation of the expansion of the TennCare Program to SPMI patients. The $500,000 loan and $500,000 Line of Credit from PMR to Manager shall be available to pay Subcapitated Payments to Case Managers under paragraph 5.4.1 of the Agreement.

     3. Other Case Managers. Section 2.2 of the Agreement allows Manager to contract with other Case Managers other than Provider so long as Provider gives its prior written approval. The parties hereto agree that such prior written approval shall only be needed for Case Managers providing services in the State of Tennessee and no such prior written approval shall be required for contracts which Manager enters into with Case Managers who provide services exclusively outside of the State of Tennessee.

     4. Provider's Board Positions. Paragraph 4.2.1 (iii) of the Agreement is hereby amended to read, "Manager shall be permitted to designate two (2) additional members of the Provider's Board of Directors (not to exceed a total of three (3) directors, including the director to be designated under Paragraph 4.2.1(ii) hereof), which persons may or may not be employees or affiliates of Manager or PMR, provided, however, that Provider shall have the right to approve each designee, which approval shall not be unreasonably withheld by Provider."

     5. Independent Annual Audit. Manager shall cause its financial records to be independently audited on an annual basis, the cost of which shall be paid for by Manager.

     6. Case Management Network. Manager shall use its best efforts to create a network of entities to provide case management services, both inside and outside of the State of Tennessee, and to have these entities become Case Managers under the terms of the Agreement.

     7. Effect of Addendum, Definitions. All other terms and conditions of the Agreement shall remain in full force and effect except as modified herein. The definitions of the Agreement shall apply to this Addendum.

          7.1 Wherever in the Agreement the phrase "related psychiatric services" appears, it shall mean "other psychiatric services."

          7.2 In Paragraph 5.1.3 of the Agreement, it is agreed that the "Capitated Payment" shall include payments received for other psychiatric services rendered by Provider.

     8. Establishing Present Book Value for Old Asset Depreciation. Pursuant to Paragraph 5.1.6 of the Agreement, each Case Manager shall be paid certain amounts from the Capitated Payments and the Grants for depreciation of certain assets. Within twenty (20) days of the Effective Date, Case Manager shall submit to Manager a schedule of all assets eligible for payments for Old Asset Depreciation and the schedule shall include (1) the initial book value of each asset, (2) the dollar amount which each asset has been depreciated by Case Manager through the Effective Date and (3) the difference thereof, which is the present book value, shall be eligible for Old Asset Depreciation over the asset's remaining useful life as originally determined at the time of acquisition by Case Manager.

     9. Quarterly Review of Financial Arrangements. The following shall be added as Paragraph 5.5.4 to the Agreement: "A breach of this Paragraph 5.5 shall be subject to Paragraph 1.3.9 hereof."


                        SIGNATURES TO FOLLOW ON PAGE FOUR

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed on the day and year first written above.


     PROVIDER:                         MENTAL HEALTH COOPERATIVE, INC.,
                                       a Tennessee not-profit corporation,

                                       By: /S/ PAM WOMACK
                                            Name: Pam Womack
                                            Title: Executive Director


                                       By: _______________________________
                                            Name: ________________________
                                            Title: _______________________


     MANAGER: TENNESSEE MENTAL HEALTH COOPERATIVE, INC., a Tennessee for-profit corporation




                                       By: /S/ ALLEN TEPPER
                                            Name: Allen Tepper
                                            Title: _______________________